Exhibit 1.1

So Technology Limited
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of September ___, 2022, is entered into among the following parties:

Dent Global Limited, a limited company registered in England and Wales with registration number 09102385 (“Dent”), the controlling shareholder of So Technology Ltd, a limited company registered in England and Wales with registration number 06125660 (the “Company”),

Richard Burch of 10 Blenheim, Old Stratford, Milton Keynes, MK19 6FN (“Burch”)

Stephen Gray of Ty Coeden, Cae Siriol, Porth, CF39 0NT (“Gray”)

Mark Purdy of 2 Sheridan Close, Hemel Hempstead, Hertfordshire, HP1 1XS (“Purdy”)

Each of Dent, Burch, Grey and Purdy is a “Seller” and collectively they are the “Sellers”;

and FatBrain Acquisition Company Limited, a limited company registered in England and Wales with registration number 14295074 (“Buyer”) and LZG International Inc., a Florida corporation (“LZGI” and together with Buyer, “Buyers”).

Recitals

WHEREAS, Sellers own all the issued and outstanding ordinary shares (the “Shares”) of the Company, which is engaged in the business of consulting with businesses and entrepreneurs to grow and deliver value through innovative uses of technology (the “Business”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein ;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01          Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from each Seller, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”),

Section 1.02          Purchase Price. The aggregate purchase price for the Shares shall be two million seven hundred sixty-two thousand five hundred dollars ($2,762,500.00), subject to adjustment pursuant to Sections 1.03 and 1.05 hereof (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller as follows: (a) one million dollars ($1,000,000.00) to be paid to the Sellers in cash at Closing (the “Closing Cash Purchase Price”); (b) seven hundred thousand dollars ($700,000.00) to be paid in cash on December 31, 2022 (the “Second Cash Purchase Price”), subject to the satisfaction of certain conditions set forth below; and (c) one million sixty-two thousand five hundred dollars ($1,062,500.00) paid by the delivery at Closing of 170,000 of shares of Common Stock of LZGI estimated to be worth six dollars and twenty-five cents ($6.25) (the “Estimated LZGI Stock Price”), as represented either by share certificates issued by LZGI and delivered to the Sellers at Closing or in the official share registry of LZGI’s Common Stock (the “Stock Certificates”). The amount of Stock Certificates is subject to adjustment based on the final LZGI stock price as described in Section 1.03 (the “Final LZGI Stock Price”). Settlement of the Purchase Price to each of the Sellers is set out in Schedule 1 of this Agreement.

Section 1.03          Stock Trading Range Adjustment; Stock Certificates.

(a)               The Final LZGI Stock Price shall be calculated as the arithmetic average trading price of the Common Stock in reported trades on each of the ten (10) trading days on or before the 180th calendar day after the Closing Date, where the trading price of Common Stock shall be calculated as the mean of the lowest and highest reported prices for such day; provided, however, that if there are no reported trades for a given day, that day shall not be included and the number of days in the calculation shall be reduced by one. If there should be no trades during the entire ten trading day period ending on the 180th day after the Closing Date, then the preceding calculation shall be performed use the next earlier ten trading days. If there should be no trades during such substitute trading period, then the calculation shall be performed using the next earlier ten-day period, and so on.

(b)               If the Final LZGI Stock Price equals or exceeds the Estimated LZGI Stock Price, there shall be no adjustment to the Purchase Price. If the Final LZGI Stock Price is less than the Estimated LZGI Stock Price, then the number of shares of Common Stock constituting the share portion of the Purchase Price shall be equal to one million sixty-two thousand five hundred dollars ($1,062,500.00) divided by the Final LZGI Stock Price, and the number of shares reflected in the Stock Certificates shall be increased for distribution to each Seller without the effect of adjusting the Purchase Price, effective as of the Closing Date.

(c)               All Stock Certificates shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (REASONABLY ACCEPTABLE TO THE COMPANY), THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

(d)               Pursuant to Rule 144 of the federal securities laws, before a Seller may sell any restricted securities in the marketplace or distribute such securities to shareholders for sale in the marketplace, the Seller and/or the shareholders of the Seller, as applicable, must hold them for at least six (6) months beginning on the date when the securities were purchased and fully paid for.

Section 1.04          Disclosure Schedules. The term "Disclosure Schedules" means the disclosure schedules, attached hereto at Schedule 2 and made a part hereof, delivered by the Sellers and Buyers concurrently with the execution, closing, and delivery of this Agreement.

Section 1.05          Purchase Price.

(a)               Post-Closing Adjustment. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 1.05(a) of the Disclosure Schedules (the "Closing Working Capital Statement"), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 1.05(a) of the Disclosure Schedules. The "Post-Closing Adjustment" shall be an amount equal to the Closing Working Capital minus zero (the "Target Working Capital"). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment. In either case, the amount payable to or receivable from the Sellers shall be paid to or paid by each Seller proportionate to its share of the Closing Cash Purchase Price.

(b)               Payments to Steven Oddy, the sole director of the Company

(i)                 Immediately prior to Closing, the Sellers shall terminate the appointment of Steven Oddy as a director of the Company. Steven Oddy shall receive £30,000 (in UK Sterling) as compensation for loss of office. This can be paid free of tax or National Insurance deductions.

(ii)              Upon receipt into the Company’s bank account of the 2020-21 r&d tax credit from HM Revenue & Customs, the Company shall pay to Elixir SR Ltd, a company incorporated in England and Wales under company number 12571694, the actual amount of the r&d tax credit received, less any payments to professional advisors with respect to the r&d tax credit. In the event this is a negative number, this shall be carried over to the payment under section 1.05(b)(iii)

(iii)            Upon receipt into the Company’s bank account of the 2021-22 r&d tax credit from HM Revenue & Customs, the Company shall pay to Elixir SR Ltd, a company incorporated in England and Wales under company number 12571694, the actual amount of the r&d tax credit received, less any payments to professional advisors with respect to the r&d tax credit, less any balance carried over from section 1.05(b)(ii). In the event this is a negative number, no payment shall be due.

(iv)             Notwithstanding the foregoing, however, in no event shall the total amount paid to Mr. Oddy pursuant to clauses 1.05(b)(ii) and (iii) exceed an amount equal to US$75,000, in the aggregate.

(v)               For the avoidance of doubt, the Buyers and Sellers agree that the payments in this section 1.05(b) shall be self-funded from the r&d tax credits and shall not have an impact on the Post Closing Adjustment.

(vi)             The amounts payable under this subsection 1.05(b) shall be net of any costs, taxes or fees incurred by the Company in either obtaining the r&d tax credits or making the payments hereunder to Steven Oddy. If, contrary to the parties’ current expectation, there are required to be withheld from any payment to Steven Oddy any withholding taxes or any payment of Company share of payroll taxes, then such amounts shall be paid from the r&d credits and shall reduce the amount payable to Mr. Oddy. If any subsequent audit or other action by HM Revenue & Customs shall determine that the amount of r&d credits finally determined for 2020-21 and 2021-22 are less than the amounts on which the payments to Mr. Oddy were calculated, then the final amounts as so determined shall be used and the amount of the payments under this subsection (b) shall be revised and Mr. Oddy or the Company shall immediately pay the difference to the other, as applicable.

(c)               Examination and Review.

(d)               Examination. After receipt of the Closing Working Capital Statement, Dent shall have thirty (30) days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Dent and its representatives shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Dent may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(i)                 Objection. On or prior to the last day of the Review Period, Dent may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Dent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Dent’s disagreement therewith (the "Statement of Objections"). If Dent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers. If Dent delivers the Statement of Objections before the expiration of the Review Period, Buyer and Dent shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Dent, shall be final and binding.

(ii)              Resolution of Disputes. If Dent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to an impartial nationally recognized firm of independent chartered accountants mutually acceptable to Buyer and Dent (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iii)            Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Dent, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Dent and Buyer.

(iv)             Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(e)               Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or each Seller, as the case may be.

(f)                Late Payment Adjustment. In the event the Buyer is not able to make the Second Cash Purchase Price payment by December 31, 2022, Sellers will grant Buyer an extension to make the Second Cash Purchase Price payment for six months at a cost to the Buyer of twenty thousand dollars ($20,000.00) a month payable to Dent. If after the six-month extension, Buyer still cannot make the Second Cash Purchase Price payment, the Sellers may purchase the Company back for a nominal fee of one dollar ($1.00). If audited financials for FY 2021 and 2022 as described in Section 3.05 are not produced by December 15, 2022, the Second Cash Purchase Price payment can be withheld without penalty or triggering the six-month extension until fifteen (15) days after the audited financials are produced, at which point the six-month extension at a cost of $20,000.00 a month to the Buyer will be triggered.

(g)               Employment of Leadership Team. Buyer expects the Company leadership team, consisting of the members as set forth on Section 1.05(f) of the Disclosure Schedules, to maintain employment and maintain or grow the performance of the Business through at least December 31, 2022. Notwithstanding Section 1.05(e) above, if the leadership team does not maintain employment or appropriate continuity of the Company and Business, one hundred and fifty thousand dollars ($150,000.00) can be withheld from the Second Cash Purchase Price payment for a period of up to six months. If after six months’ extension, the business continuity has not been achieved or suitable replacement leaders not found, the payment of one hundred and fifty thousand dollars ($150,000) to the leadership team that makes up a portion of the Second Cash Purchase Price can be cancelled in its entirety.

(h)               Adjustments for Tax Purposes. Any payments made pursuant to Section 1.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.06          Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that are due and owing by Sellers as of the Closing and that Buyer may be required to deduct and withhold under any provision of any Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE II
Closing

Section 2.01          Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00am ET time, on the first Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

Section 2.02          Seller Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a)               Certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b)               A good standing certificate (or its equivalent) for the Company from the Governmental Authority of the United Kingdom. The term "Governmental Authority" means the government or political subdivision of the United Kingdom responsible for certifying the existence and standing of the Company. A status of “Active” shown on a government website is sufficient for purposes of this Section 2.02(b).

Section 2.03       Buyer's Deliveries. At the Closing, Buyer shall deliver the following to the Sellers:

(a)               The Purchase Price, including the Closing Cash Purchase Price and the Common Stock of LZGI to each Seller as set out in Schedule 1.

(b)               A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and any other transaction documents to which it is a party.

ARTICLE III
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01       Organization and Authority. Dent is a limited company, and Dent owns 100% of the A Ordinary Shares and 100% of the B Ordinary Shares of the Company; Burch, Gray and Purdy are individuals who between them own 100% of the C Ordinary Shares of the Company; together these constitute the only classes of shares outstanding. Each Seller has full authority to enter into this Agreement and the other Transaction Documents to which a Seller is a party, to carry out Sellers’ obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which a Seller is a party constitutes a legal, valid, and binding obligation of that Seller enforceable against that Seller in accordance with their respective terms.

Section 3.02          Organization and Qualification of the Company. The Company is a private limited company duly organized, validly existing and in good standing under the Laws of England and Wales and has full private limited company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 3.03          Capitalization.

(a)               The authorized Shares, and the number of Shares outstanding, and the record owners of such Shares, are set forth on Schedule 1 attached hereto. All the Shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all the Shares, free and clear of all Encumbrances, except as further described in the Collateral Assignment.

(b)               All the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which a Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "Person").

(c)               There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the Shares or obligating a Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares

Section 3.04          No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party , and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, determination, penalty, or award by or with any Governmental Authority ("Governmental Order") applicable to a Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "Contracts"), to which a Seller or the Company is a party or by which a Seller or the Company is bound or to which a Seller’s or the Company’s properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.05          Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as of June 30, 2021, and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Annual Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Business as of June 30, 2022, and the related statements of income and retained earnings, stockholders' equity and cash flow for the period then ended (the "Preliminary Financial Statements" and together with the Annual Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared on a consistent basis throughout the period involved, subject, in the case of the Preliminary Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2021, is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Business as of June 30, 2022, is referred to herein as the "Preliminary Balance Sheet" and the date thereof as the "Preliminary Balance Sheet Date". The Company maintains a standard system of accounting for the Business using established accounting systems. The Preliminary Financial Statements reflect no significant irregularities or adverse changes in the results or financial position of the Company.

Section 3.06          Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "Liabilities"), except: (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 3.07          Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, specifically with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.08          Material Contracts.

(a)               Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Shares are bound or affected or (y) to which the Company is a party or by which it is bound in connection with the Business or the Shares (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.09(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 3.10(b) of the Disclosure Schedules, being "Material Contracts"):

(i)                 all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days' notice;

(ii)              all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.15(a)), environmental, or other Liability of any Person;

(iii)            all Contracts relating to Intellectual Property (as defined in Section 3.10(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)             except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)               all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)               To each Seller’s actual knowledge, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. To each Seller’s actual knowledge, neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09          Real Property; Title to Assets.

(a)               To the best of each Seller’s knowledge, Section 3.09(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "Real Property"), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property and, to Sellers’ actual knowledge, such copies are true, correct, and complete copies of the applicable Material Contracts.

(b)               The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.09(b) of the Disclosure Schedules.

(c)               The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.10          Intellectual Property.

(a)               The term "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)               Section 3.10(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the "Company IP Registrations"). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted (the "Company Intellectual Property"), free and clear of all Encumbrances. To each Seller’s actual knowledge, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)               To each Seller’s actual knowledge, the conduct of the Company's business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To each Seller’s actual knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.11          Insurance. Section 3.11 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by the Company and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the "Insurance Policies"). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Sellers nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. To each Seller’s actual knowledge, neither a Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise .

Section 3.12          Legal Proceedings; Governmental Orders.

(a)               To each Seller’s actual knowledge, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, threatened against or by the Company or a Seller: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To each Seller’s actual knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.13          Compliance With Laws; Permits.

(a)               The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)               All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, "Permits") in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.13(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.14          Employment Matters.

(a)               Section 3.14(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual's title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. To each Seller’s actual knowledge, all compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)               The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "Union"), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)               To each Seller’s actual knowledge, the Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.15       Taxes.

(a)               All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "Tax Returns") required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. To the best of each Seller’s knowledge, Buyer has received copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after January 1, 2019, and before December 31, 2021. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)               The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company), as transferee or successor, by contract, or otherwise.

(c)               There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

Section 3.16       Books and Records. To each Seller’s actual knowledge, the minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.17          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.18          Full Disclosure. No representation or warranty by a Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to each Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, "Buyer's knowledge," "knowledge of Buyer," and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01          Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the United Kingdom.

Section 4.02          Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.03          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.04          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06          Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds, as well as authorized Common Stock, to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.07          Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
Covenants

Section 5.01          Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Company to (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall cause the Company to:

(a)               preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Shares;

(b)               pay the debts, Taxes and other obligations of the Business when due;

(c)               continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(d)               maintain the properties and assets of the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)               continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)                defend and protect the properties and assets of the Company from infringement or usurpation;

(g)               perform all of its obligations under any and all contracts;

(h)               maintain the Books and Records in accordance with past practice.

Section 5.02          Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Company and the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of each Seller to cooperate with Buyer in its investigation of the Company and the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Seller in this Agreement.

Section 5.03          Notice of Certain Events.

(a)               From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)              any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to each Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Shares or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.04          Confidentiality. From and after the Closing, Sellers shall, and shall cause the Company and its respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, "Representatives") to, hold in confidence any and all confidential information, in any form, concerning the Company, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of a Seller or its Representatives; or (b) is lawfully acquired by a Seller or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If a Seller or its Representatives are compelled to disclose any information by Governmental Order or Law, that Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that is legally required to be disclosed; provided, however, Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section	5.05 Governmental Approvals and Consents.

(a)               Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each party shall cooperate fully with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               Without limiting the generality of the parties' undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                 respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)              avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)               Notwithstanding the foregoing, nothing in this Section 5.05 shall require, or be construed to require, Buyer or any of its affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.06          Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.07          Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.08          Valuation Study. The Company shall obtain prior to payment of the Second Cash Purchase Price a valuation study of the Company by a qualified independent valuation professional.

Section 5.09          Audited Financials. The Company shall obtain and present to Buyer prior to payment of the Second Cash Purchase Price the unqualified audit opinion of chartered accountants with regard to the financial statements of the Company for June 30, 2021 and 2022 and the year then ended, and such financial statements shall reveal no significant irregularity or adverse change not disclosed to Buyer before Closing.

Section 5.10          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE VI
Tax matters

Section 6.01       Tax Covenants.

(a)               Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any Straddle Period beginning after the Closing Date.

(b)               All transfer, documentary, sales, use, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and each Seller’s sale of the Shares shall be borne and paid by such Seller when due. Each Seller shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Buyer shall pay the stamp duty.

(c)               Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02       Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03       Sellers Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "Losses") attributable to any breach of or inaccuracy in any representation or warranty made by such Seller in Section 3.15, but not to exceed the amount of the Purchase Price actually received by such Seller (the “Seller’s Purchase Price”); and (b) any Loss attributable to any breach or violation of, or failure fully to perform, any covenant, agreement, undertaking, or obligation of such Seller in ARTICLE VI but not to exceed the amount of the Seller’s Purchase Price; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten (10) business days after payment of such Taxes by Buyer or the Company. The term "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.04       Cooperation and Exchange of Information. Each Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "Tax Records") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.05       Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

ARTICLE VII
Conditions to closing

Section 7.01          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Sellers contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               No Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               Sellers shall have delivered to Buyer in writing the consent, waiver or approval, as applicable, of any person whose consent or approval is necessary to allow the transfer of the Shares to Buyer, or any third party or governmental entity who would have rights under any contract, agreement, license, approval or other similar arrangement arising upon the transfer of the Shares or the resulting change of control of the Company.

(e)               From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents.

(g)               Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

(h)               Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03          Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.02(b).

(e)               Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(f)                Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)               Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)               Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01       Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, each Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees, but not to exceed the amount of the Seller’s Purchase Price, based upon, arising out of, with respect to, or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b)               any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 8.02       Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each Seller their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)               any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.03       Indemnification Procedures. Whenever any claim arises for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") promptly shall provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.15, which are subject to ARTICLE VI) and all related rights to indemnification shall survive the Closing, until the expiration of the statute of limitations for breach of contract and shall remain in full force and effect until three hundred sixty five (365) days from the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.17, Section 4.01, and Section 4.04 shall survive until the expiration of the statute of limitations for breach of contract. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.05       Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 8.06       Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX
TERMINATION

Section 9.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Sellers and Buyer;

(b)               by Buyer by written notice to Sellers if:

(i)                 Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September __, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by Sellers by written notice to Buyer if:

(i)                 Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Sellers; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September __, 2022, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except ss set forth in this ARTICLE IX and Section 6.06 and ARTICLE X hereof, and any other provision that explicitly survives this Agreement.

ARTICLE X
Miscellaneous

Section 10.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Sellers:	SO Technology Ltd 100 Avebury Boulevard Milton Keynes, MK9 1FH United Kingdom Attention: Mark Purdy Email: mark.purdy@sotechnology.co.uk

with a copy to:	Dent Global 8 Ainsdale Road London, W5 1JX United Kingdom Attention: David Horne Email: david.horne@dent.global

If to Buyer:	54 West 40th Street New York, NY 10018 Attention: Peter Ritz Email: peter.ritz@fatbrain.io

with a copy to:	Lex Nova Law LLC 10 E. Stow Road, Suite 250 Marlton, NJ 08053 Attention: William Skinner Email: wskinner@lexnovalaw.com

Section 10.03      Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05      Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07      No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.09      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(c).

Section 10.10      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

For and on behalf of DENT GLOBAL LIMITED

By:	/s/ Daniel Priestley
Daniel Priestley, Director

INDIVIDUAL SELLERS
Richard Burch

/s/ Richard Burch

Stephen Gray

/s/ Stephen Gray

Mark Purdy

/s/ Mark Purdy

BUYERS

LZG INTERNATIONAL, INC.

By:	/s/ Peter Ritz
Peter Ritz, President

FATBRAIN ACQUISITION COMPANY LIMITED

By:	/s/ Shawn R. Carey
Shawn R. Carey, President

Schedule 1

Breakdown of Payments to the Sellers

So Technology Ltd Stock Purchase Agreement

Dated as of September ____, 2022

The Buyers and Sellers agree that the settlement of the Purchase Price to each Seller shall be as set out in this Schedule 1.

	Shares held	Closing Cash Purchase Price	Second Cash Purchase Price	Stock Certificates at Estimated LZGI Stock Price
Dent	990 A Ordinary 109 B Ordinary	$925,000	$550,000	80,000 LZGI shares worth $500,000
Burch	115 C Ordinary	$25,000	$50,000	30,000 LZGI shares worth $187,500
Gray	115 C Ordinary	$25,000	$50,000	30,000 LZGI shares worth $187,500
Purdy	115 C Ordinary	$25,000	$50,000	30,000 LZGI shares worth $187,500
Total		$1,000,000	$700,000	170,000 LZGI shares worth $1,062,500

For administrative efficiency, the Buyers and Sellers agree that the full amount of the Closing Cash Purchase Price, the Post Closing Adjustment and the Second Cash Purchase Price shall be paid in full to Dent, and Dent shall immediately pay the respective amounts due to Burch, Gray and Purdy.

Dent’s bank details for international wire payments are as follows:

Coutts & Co

440 Strand

London, WC2R 0QS

IBAN: GB64 COUT 1800 0201 3642 51

SWIFT/BIC: COUTGB22

Account name: Dent Global Limited

SC - 1

Schedule 2

Disclosure Schedules

So Technology Ltd Stock Purchase Agreement

Dated as of September ____, 2022

Disclosure 1.05(a) Closing Working Capital Statement

Closing Working Capital shall be calculated by subtracting the value of the current liabilities of the Company from the value of current assets of the Company as of the Closing Date.

Disclosure 1.05(f) Leadership Team Members:

•	Mark Purdy
•	Stephen Gray
•	Richard Burch

Disclosure 3.01 Organization and authority – nothing to disclose

Disclosure 3.02 Jurisdictions: United Kingdom. There are no restrictions on the Company’s ability to conduct work for clients in other jurisdictions, save countries subject to international sanctions.

Disclosure 3.03 Shares of the Company: see disclosure in Schedule 1 of this Agreement. Nothing further to disclose.

Disclosure 3.04 No Conflicts; Consents – nothing to disclose

Disclosure 3.05 Financial Statements – the published Annual Financial Statements and Interim Financial Statements are being sent as separate attachments

Disclosure 3.06 Undisclosed liabilities – nothing to disclose

Disclosure 3.07 Absence of certain charges, events and conditions – nothing to disclose

Disclosure 3.08 Material Contracts:

Section 3.08 (a)

(i)	All material contracts are in folder 11 in the data room
(ii)	Nothing to disclose
(iii)	Nothing to disclose
(iv)	Bounceback loan documentation is in folder 20 in the data room
(v)	Contract with Watertight Marketing is in folder 8 in the data room

SC - 2 - 1

Section 3.08(b) Material Contracts – nothing to disclose

Disclosure 3.09(a) Real Property – the company’s premises are taken on a rolling monthly membership fee with myspaceworks.com. There is no fixed contract. Invoices for the most recent month are in Folder 16 subfolder 1 of the data room.

Disclosure 3.09(b) Encumbrances on Real Property: nothing to disclose

Disclosure 3.10(b) IP Agreements: There are no issued patents, registered trademarks, copyrights or pending applications for the foregoing to disclose. The Company owns the domain https://sotechnology.co.uk

Party	Party	Date	Title of Agreement	Licensor	Licensee	IP

Disclosure 3.10(c) – nothing to disclose

Disclosure 3.11 Insurance – The current insurance policy is in Folder 1 of the data room

Disclosure 3.12 – There was a dispute with a customer, Certify Skills, which was included in Folder 6 of the data room. That dispute has subsequently been settled between the parties, with SO Technology paying £5,205 (approx. $6,200) to Certify Skills on 14 June 2022. Nothing further to disclose.

Disclosure 3.13(b) Permits: nothing to disclose

Disclosure 3.14(a) Employees/Independent Contractors/Consultants: please refer to the Excel file SO Tech team. All employment contracts are in Folder 3 of the data room. Nothing further to disclose.

Disclosure 3.15: Taxes – except for Disclosure 3.15(c) below, nothing to disclose

Disclosure 3.15(c) – the Company is and has been a member of the Dent Global tax group registered with HM Revenue and Customs. There have been no transfers of profit or loss between the Company and Dent or any of its subsidiaries and the inclusion of the Company in the Dent Global tax group can be terminated upon Closing by notification to HM Revenue & Customs.

Disclosure 3.16 Books and records: Nothing to disclose

Disclosure 3.17 Brokers: Nothing to disclose

Disclosure 3.16 Full disclosure: Nothing to disclose

Disclosure 5.09 Audited Financials: There are a number of overdue balances in Accounts Receivable as at 30 June 2022 which the Company believes remain collectible. Should these remain outstanding the auditors may require the company to provide an allowance against them. We estimate the potential exposure to be not more than £30,000.

SC - 2 - 2